Exhibit 21.1

List of Subsidiaries

Subsidiaries	Immediate holding company	Country of Incorporation	Percentage of holding as of March 31, 2017	Percentage of holding as of March 31, 2016
H&F Ironman Limited (“HK Ironman”)	IGC	Hong Kong	0	100
Linxi H&F Economic and Trade Co. ("PRC Ironman")	HK Ironman	Peoples’ Republic of China	0	95
IGC – Mauritius ("IGC-M")	IGC	Mauritius	100	100
Techni Bharathi Private Limited (“TBL”)	IGC-M	India	100	100
India Mining and Trading Private Limited ("IGC-IMT")	IGC-M	India	100	100
IGC Materials Private Limited ("IGC-MPL")	IGC-M	India	100	100
IGC Logistic Private Limited ("IGC-LPL")	IGC-M	India	100	100
IGC Cleantech Limited ("IGC-CT") (1)	IGC-M	Hong Kong	100	100
IGC International Limited (“IGC-INT”) (2)	IGC	Hong Kong	0	51
Cabaran Ultima Sdn. Bhd., ("Ultima")	IGC	Malaysia	100	100
RGF Cabaran Sdn. Bhd. (“RGF”)	Ultima	Malaysia	51	51
RGF Construction Sdn. Bhd.	RGF	Malaysia	75	75

(1) Formerly known as IGC HK Mining and Trading Limited.
(2) Formerly known as Golden Gate Electronics Limited.